(d)(2)(G)

             AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT
                        Effective as of November 30, 2003

Van Kampen Asset Management
One Parkview Plaza
Oakbrook Terrace, Illinois 60181

Ladies and Gentlemen:

     WM Trust II (the "Trust"), a Massachusetts business trust, WM Advisors, Inc. ("WM Advisors"), a corporation organized under the laws of the state of Washington, and Van Kampen Asset Management (the "Sub-Advisor"), a corporation organized under the laws of the state of Delaware, hereby agree as follows:

     1. INVESTMENT DESCRIPTION; APPOINTMENT

     WM Advisors desires to employ the capital of the investment funds of the Trust listed on Annex A to this Agreement (individually, each a "Fund" and collectively, the "Funds") by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Trust's Master Trust Agreement, as amended, and in the Prospectus and Statement of Additional Information relating to the Funds as in effect and which may be amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Funds' Prospectus and Statement of Additional Information and the Trust's Master Trust Agreement, as amended, have been or will be submitted to the Sub-Advisor. WM Advisors agrees to provide copies of all amendments to the Funds' Prospectus and Statement of Additional Information and the Trust's Master Trust Agreement to the Sub-Advisor on an on-going basis. WM Advisors desires to employ and hereby appoints the Sub-Advisor to act as investment sub-advisor to the Funds. The Sub-Advisor accepts the appointment and agrees to furnish the services described in this Agreement for the compensation set forth below.

     2. SERVICES AS INVESTMENT SUB-ADVISOR

     Subject to the supervision of the Board of Trustees of the Trust and of WM Advisors, the Funds' investment adviser, the Sub-Advisor will (a) act in conformity with the Trust's Master Trust Agreement, the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act of 1940 and the Internal Revenue Code of 1986, as the same may from time to time be amended; (b) make investment decisions for the Funds in accordance with the Funds' investment objectives and policies as stated in the Funds' Prospectus and Statement of Additional Information as in effect and, after notice to the Sub-Advisor, and which may be amended from time to time; (c) place purchase and sale orders on behalf of the Funds to effectuate the investment decisions made; (d) maintain books and records with respect to the securities transactions of the Funds and


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will furnish to the Trust's Board of Trustees such periodic, regular and special reports as the Board may request; and (e) treat confidentially, and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders, and refrain from using such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, provided that the Sub-Advisor may divulge the information contained in or provide such records if the Sub-Advisor's withholding such information or records will expose the Sub-Advisor to civil or criminal contempt proceedings for failure to comply with a request to divulge such information from duly constituted authorities, or when so requested by the Trust. In providing services in accordance with this paragraph 2, the Sub-Advisor will supervise the Funds' investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Funds' assets. In addition, the Sub-Advisor will furnish the Funds or WM Advisors with whatever statistical information the Funds or WM Advisors may reasonably request with respect to the instruments that the Funds may hold or contemplate purchasing.

     3. BROKERAGE

     In executing transactions for the Funds and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek the best overall terms available and shall execute or direct the execution of all such transactions in a manner permitted by law and in a manner that is in the best interest of the Funds and their shareholders. In assessing the best overall terms available for any Fund transactions, the Sub-Advisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Pursuant to its investment determinations for the Funds, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Advisor may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Trust with research advice and other services.

     4. INFORMATION PROVIDED TO THE TRUST

     The Sub-Advisor will keep the Trust and WM Advisors informed of developments the Sub-Advisor determines may materially affect the Funds, and will on its own initiative, furnish the Trust and WM Advisors on at least a quarterly basis with whatever information the Sub-Advisor believes is appropriate for this purpose.

     5. STANDARD OF CARE

     The Sub-Advisor shall exercise its best judgment in rendering the services described in paragraphs 2 through 4 above. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection


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with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (b) a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such breach, act or omission described in (a) or (b) of this paragraph 5 shall be referred to as "Disqualifying Conduct").

     6. COMPENSATION

     In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Sub-Advisor on the first business day of each month a fee for the previous month according to the schedule of the fees detailed in Annex A attached to this Agreement. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Advisor, the value of the Funds' net assets shall be computed at the times and in the manner specified in the Funds' Prospectus or Statement of Additional Information relating to the Funds as from time to time in effect. The Sub-Advisor shall not be entitled to any other fees other than as set forth in this paragraph 6.

     7. EXPENSES

     The Sub-Advisor will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions. The Trust will bear certain other expenses to be incurred in its operation, including but not limited to: organizational expenses, taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Trust who are not officers, directors or employees of the Sub-Advisor, WM Advisors, the Funds' sub-administrator or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky qualification fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Trust's sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Funds and of the officers or Board of Trustees of the Trust; and any extraordinary expenses. In addition, the Funds pay a distribution fee pursuant to the terms of a Distribution Plan adopted under Rule 12b-1 of the 1940 Act.

     8. SERVICES TO OTHER COMPANIES OR ACCOUNTS


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     WM Advisors understands that the Sub-Advisor now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to one or more other investment companies or series investment companies, and WM Advisors has no objection to the Sub-Advisor so acting, provided that whenever the Funds and one or more other accounts or investment companies advised by the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. WM Advisors recognizes that in some cases this procedure may limit the size of the position that may be acquired or disposed of for the Funds. In addition, WM Advisors understands that the persons employed by the Sub-Advisor to assist in the performance of the Sub-Advisor's duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Advisor or any affiliate of the Sub-Advisor to engage in and devote time and attention to other business or to render services of whatever kind or nature.

     9. TERM OF AGREEMENT

     This Agreement shall become effective as of the date first written above, shall continue for a period of one year thereafter, and shall continue in effect for a period of more than one year thereafter with respect to a Fund only so long as such continuance is specifically approved at least annually by (a) the Board of Trustees of the Trust or (b) a vote of a "Majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to a Fund, without penalty, on 30 days' written notice, by WM Advisors, the Board of Trustees of the Trust or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Sub-Advisor and will terminate automatically upon any termination of the advisory agreement between the Trust and WM Advisors. In addition, this Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). The Sub-Advisor agrees to notify the Trust of any circumstances that might result in this Agreement being deemed to be assigned.

     10. REPRESENTATIONS OF THE TRUST, WM ADVISORS AND THE SUB-ADVISOR

     The Trust and WM Advisors represent that (a) a copy of the Trust's Master Trust Agreement, dated February 22, 1989, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts,
(b) the appointment of the Sub-Advisor has been duly authorized, (c) WM Advisors is authorized to perform the services in this Agreement and has acted and will continue to act in conformity with the 1940 Act and other applicable laws, and
(d) the Trust is authorized to make the payments described in this Agreement.


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     The Sub-Advisor represents that it is authorized to perform the services described in this Agreement.


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     11. INDEMNIFICATION

     WM Advisors shall indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), howsoever arising from or in connection with this Agreement or the performance by the Sub-Advisor of its duties under this Agreement; provided, however, that nothing contained in this Agreement shall require that the Sub-Advisor be indemnified for Disqualifying Conduct.

     12. AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     13. ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties to this Agreement.

     14. GOVERNING LAW

     This Agreement shall be governed in accordance with the laws of The Commonwealth of Massachusetts.

     15. MASTER TRUST AGREEMENT AND LIMITATION OF LIABILITY

     A copy of the Master Trust Agreement of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the Trustees of the Trust, as trustees and not individually, and on further behalf of the Funds, that the obligations of this Agreement shall be binding upon the assets and properties of a Fund only and shall not be binding upon the assets and properties of any other series of the Trust or upon any of the Trustees, officers, employees, agents or shareholders of the Fund or the Trust individually.

                                    * * * * *

         [The remainder of this page has intentionally been left blank.]


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     If the foregoing accurately sets forth our agreement, kindly indicate your acceptance of the terms and conditions of this Agreement by signing and returning the enclosed copy of this Agreement.

                                        Very truly yours,

                                        WM TRUST II


Dated: 11/30/2003                       By:
                                            ------------------------------------
                                        Name: William Papesh
                                        Title: President


                                        WM ADVISORS, INC.


Dated: 11/30/2003                       By:
                                            ------------------------------------
                                        Name: William Papesh
                                        Title: President


Accepted:

                                        VAN KAMPEN ASSET MANAGEMENT


Dated: 11/30/2003                       By:
                                            ------------------------------------
                                        Name: Ed Wood
                                        Title: Managing Director

                                     ANNEX A

     For the services provided and expenses assumed pursuant to the Agreement, the Sub-Advisor will be paid a monthly fee, absent fee waivers, based upon each Fund's average daily net assets, at an annual rate as follows:

                          AMOUNT OF ASSETS ($ MILLIONS)

                                  FIRST   AFTER 75;   AFTER 150;   OVER
                                    75     NEXT 75     NEXT 850    1000
                                  -----   ---------   ----------   ----
California Municipal Fund          .20%      .20%         .15%     .125%
California Insured Intermediate
   Municipal Fund                  .20%     .125%        .125%     .125%


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